                                   EXHIBIT 12



ASSOCIATED BANC-CORP
Computation of the Ratio of Earnings to Fixed Charges
($ in Thousands)


                                                                                   YEARS ENDED DECEMBER 31,
                                                          ------------------------------------------------------------------
                                                             2001            2000          1999         1998         1997
                                                          ----------      ----------    ----------   ----------   ----------
Earnings:
Income before income taxes                                 $251,009        $229,821      $237,316     $232,963     $116,268
Fixed charges, excluding interest on deposits               161,573         169,529       106,379       67,085       75,522
Fixed charges, including interest on deposits               460,503         549,421       420,454      412,477      412,965
Adjusted earnings, excluding interest on deposits           412,582         399,350       343,695      300,048      191,790
Adjusted earnings, including interest on deposits           711,512         779,242       657,770      645,440      529,233

Fixed Charges:
Total interest expense                                     $458,637        $547,590      $418,775     $411,028     $411,637
Interest on deposits                                        298,930         379,892       314,075      345,392      337,443
Interest expense component of net rent expense                1,866           1,831         1,679        1,449        1,328
Fixed charges, excluding interest on deposits               161,573         169,529       106,379       67,085       75,522
Fixed charges, including interest on deposits               460,503         549,421       420,454      412,477      412,965

Ratio of Earnings to Fixed Charges:
Excluding interest on deposits                                 2.55x           2.36x         3.23x        4.47x        2.54x
Including interest on deposits                                 1.55            1.42          1.56         1.56         1.28